EXHIBIT 11

                    DAIN RAUSCHER CORPORATION
              COMPUTATION OF NET EARNINGS PER SHARE
          (Amounts in thousands, except per share data)

                                      Year ended December 31,
                                   -----------------------------
                                     1997       1996       1995
                                   -------    -------    -------
BASIC EARNINGS PER SHARE:
 Net earnings                      $49,275    $56,811    $35,873
                                    ======     ======     ======
 Weighted average common shares
  outstanding                       12,277     12,132     12,115
                                    ======     ======     ======
Basic earnings per share             $4.01      $4.68      $2.96
                                    ======     ======     ======
EARNINGS PER SHARE ASSUMING
 DILUTION:
 Net earnings                      $49,275    $56,811    $35,873
                                    ======     ======     ======
Weighted average number of common
 and dilutive potential common
 shares outstanding:

 Weighted average common shares
  outstanding                       12,277     12,132     12,115
 Dilutive effect of stock options
  (net of tax benefits)                579        435        470
 Shares credited to deferred
  compensation plan participants       204         98          -
                                    ------     ------     ------
Weighted average number of common
 and dilutive potential common
 shares outstanding                 13,060     12,665     12,585
                                    ======     ======     ======
Diluted earnings per share           $3.77      $4.49      $2.85
                                    ======     ======     ======